Kristen Gil Joins UnitedHealth Group Board of Directors
MINNETONKA, Minn. (Dec.12, 2022) – UnitedHealth Group (NYSE: UNH) announced Kristen Gil of Alphabet Inc. (NASDAQ: GOOG) has been appointed to its Board of Directors, effective immediately.

Gil currently serves as vice president, business finance officer, at Google. She has held numerous senior positions at parent company Alphabet since joining the company in 2007, including in business operations, strategy, and finance for Google Search, Maps, Research & AI, and Sustainability.

“Kristen Gil’s diverse strategy and finance leadership experience in technology, artificial intelligence, consumer products, and continuous, complex large-scale change are well-aligned with the opportunities of UnitedHealth Group,” said Stephen J. Hemsley, chair of the board of directors, UnitedHealth Group. “Kristen is ideally suited and an outstanding addition to our board.”

“UnitedHealth Group has unique capabilities like no other company to advance the health system for the benefit of all and improve lives, and a mission devoted to the people it serves,” Gil said. “I am energized and honored to be joining its board.”

Prior to joining Alphabet, Gil worked at Marketron International and McKinsey & Company. She received her undergraduate degree from Cornell University and an MBA from Harvard University. Gil formerly served on the board of directors of Proofpoint, a cybersecurity company.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow @UnitedHealthGrp on Twitter.

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